Exhibit 23.5

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 1, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of CyberGuard Corporation on Form 10-K for the year ended June 30, 2005 incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-128410) and related Prospectus. We hereby consent to the incorporation by reference of the aforementioned reports in the Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-128410) and related Prospectus and to the use of our name as it appears under the caption of “Experts.”

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

December 5, 2005